EXHIBIT 10.10

                              WEINER'S STORES, INC.
                               6005 WESTVIEW DRIVE
                              HOUSTON, TEXAS 77055

                                                               December 14, 1995


BY HAND
-------

Jerome L. Feller
17 Gatehouse Court
Morris Township, New Jersey 07960

Dear Jerry:

                  This letter sets forth the terms and conditions of your employment as General Merchandise Manager and Vice President of Weiner's Stores, Inc. (the "Company").

                  1. As we discussed, your employment as General Merchandise Manager and Vice President of the Company commenced as of Wednesday, December 13, 1995. However, we have agreed that this agreement is not effective until it is approved by the Bankruptcy Court for the District of Delaware. Pending such approval, the parties agree to abide by all of the terms of this agreement with the exception of paragraphs 2 and 8, and that your relationship to the Company during that time shall be that of an employee at-will.

                  2. The term of this agreement shall commence if and when the Bankruptcy Court approves of the agreement and shall continue through and including January 31, 1998, unless otherwise terminated by either party.

                  3. As General Merchandise Manager and Vice President of the Company you shall perform such duties as are customarily associated with that position and title in the retail industry, subject to the supervision and direction of the Chief Executive Officer of the Company. You shall devote your best efforts and all of your time during regular business hours in faithfully and conscientiously performing such duties.

                  4. In full consideration for your performance of such duties, you shall receive a salary at the rate of $200,000 per annum, less applicable payroll withholdings required by law, to be paid periodically in accordance with the Company's customary payroll practices.

                  5. You shall also be entitled to participate in such employee benefit plans, policies or programs as the Company may maintain for its employees generally, as such plans, policies or programs may be adopted, modified or terminated from time to time in the Company's sole discretion. You shall further be entitled to four weeks of vacation annually, without reduction in your salary, to be taken at such times as may be consistent with the needs of the Company. With respect to medical benefits, you shall be entitled to participate in any plan, policy or program which is made available to other senior executives of the Company.

                  6. In accordance with the Company's policies as they may be amended from time to time, you shall be reimbursed for any necessary business expenses upon submission of appropriate documentation. In accordance with these policies, the Company agrees to reimburse you for the fee of one professional mover to move your and your family's belongings from New Jersey to Houston, and the



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cost of two one-way coach class airplane tickets from New Jersey to Houston for you and your wife. The Company shall also reimburse you and your family for temporary living expenses for you and your family following your arrival in Houston for the shorter of (i) four months, or (ii) until such time as you and your family move to a permanent residence.

                  7. You agree to abide by the Company's policies and procedures which may be implemented from time to time, and to abide by any confidentiality restrictions that the Company may require of you and, if requested, to sign a confidentiality agreement in a form provided by the Company. You further agree not to obligate the Company to any contract or undertaking without the express prior approval of the Chief Executive Officer.

                  8. If the Company terminates your employment for any reason other than Cause (as defined herein) prior to the expiration of the term of your employment provided in paragraph 2 hereof, then, within twenty (20) days of such termination of employment, you shall be entitled to a payment in the gross amount of $200,000, less applicable payroll withholdings required by law, following and contingent upon your execution of a general release of claims in a form provided to you by the Company. For purposes of this agreement, Cause shall mean (a) your gross negligence or willful misconduct in failing or refusing to perform your material duties to the Company; (b) your being formally charged or entering into a plea of guilty or "nolo contendere" to any crime; or (c) your committing any act of dishonesty, fraud, embezzlement or moral turpitude. You shall not be entitled to any other payments or benefits from the Company upon the termination of your employment, other than such payments or benefits expressly provided in any written agreement or employee benefit plan. If the Company terminates your employment for Cause, if you should resign for any reason or if your employment terminates following the term of employment provided in paragraph 2 hereof, you shall not be entitled to any payments or benefits under this agreement as severance pay or otherwise.

                    9. This agreement sets forth the entire understanding of the parties and supersedes any and all prior agreements, oral or written, relating to your employment by the Company or the termination thereof. This agreement may not be modified except by a writing, signed by you and by the Chief Executive Officer of the Company, and following approval by the Company's Board of Directors and, to the extent required, the Bankruptcy Court. This agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its choice of law rules.

                  If you agree that the above sets forth our agreement regarding the terms and conditions of your employment, please sign and date this agreement in the spaces provided below and return it to me.

                                                       Very truly yours,


                                                       /s/ Raymond Miller
                                                       Raymond Miller
                                                       Chief Financial Officer

Accepted and Agreed:


/s/ Jerome L. Feller
--------------------------
Jerome L. Feller

Dated: 12/13/95
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                                     Exhibit 10.10 - Page 2